Exhibit 10.10

EXECUTION VERSION

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) with respect to the conversion of all outstanding obligations under the Credit Agreement (as defined below) is made as of May 9, 2021 between AGILETHOUGHT, INC., a Delaware corporation (the “Company”), AN EXTEND, S.A. de C.V., a sociedad anónima de capital variable incorporated and existing under the laws of Mexico (“AN Extend”), and each of the Lenders (as defined below).

WHEREAS, the Company is a Borrower under the First Amended and Restated Credit Agreement, dated of as January 30, 2020, by and among the Company and AN Extend (together, the “Borrowers”), the other loan parties party thereto, Nexxus Capital Private Equity Fund VI, L.P., as Tranche B Lender and Tranche B-2 Lender (“Nexxus 1 Lender”), Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, Division Fiduciaria, in its capacity as trustee of the trust “Nexxus Capital VI” and identified with number No. F-173183, as Tranche B Lender and Tranche B-2 Lender (“Nexxus 2 Lender”), Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, como fiduciario del fideicomiso irrevocable F/17937-8, as Tranche A Lender and Tranche A-2 Lender (“Credit Suisse Lender” and, together with Nexxus 1 Lender and Nexxus 2 Lender, collectively, the “Lenders”), Glas USA LLC, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and Glas Americas LLC, as Collateral Agent for the Lenders (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”), as amended by the Waiver and First Amendment to First Amended and Restated Credit Agreement, dated as of May 4, 2020 and the Waiver and Second Amendment to the First Amended and Restated Credit Agreement, dated as of February 2, 2021 (as may be further amended from time to time, the “Credit Agreement.”) Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement unless otherwise specified herein;

WHEREAS, the Company and LIV CAPITAL ACQUISITION CORP., a Cayman Islands exempted company (“LIVK”), have entered into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other matters, (i) LIVK will domesticate as a Delaware corporation in accordance with the Delaware General Corporation Law and the Companies Law (2020 Revision) of the Cayman Islands (the “Domestication”) and (ii) the Company shall be merged with and into LIVK (the “Merger”), with LIVK being the surviving corporation (“Surviving Pubco”); and

WHEREAS, in connection with the closing of the Merger, the Company, the Borrowers, AN Global LLC and the Lenders wish to convert all of the outstanding obligations due to the Lenders under the Credit Agreement as described herein.

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

Article 1. Conversion

Section 1.1 Conversion into AT Shares. Subject to the satisfaction of the conditions precedent in Article II of this Agreement, all Outstanding Total Obligations due to each Lender shall be converted (such conversion, the “AT Conversion”) into the Specified Number of AT Shares immediately prior to the Effective Time under, and as defined in, the Merger Agreement (such Specified Number of AT Shares, the “AT Conversion Shares”). “Specified Number” shall mean the number of AT Shares specified in Annex 1. “AT Shares” means shares of the Company’s Class A common stock, par value $0.001 per share. “Outstanding Total Obligations” means the sum of (a) accrued and unpaid interest on the Loans under the Credit Agreement through, and including, the date of the AT Conversion (including any additional interest amount payable to Tranche B Lenders and Tranche B-2 Lenders under Section 4.2(b)(ii) and (d)(ii) of the Credit Agreement, in connection with the payment of such accrued and unpaid interest on the Loans) and (b) the outstanding aggregate principal amount of the Loans (including any interest previously capitalized and added to principal) as of the date of the AT Conversion.1

[1]	Note to Draft: The termination of all obligations under the Credit Agreement and the release of collateral to be documented in a separate payoff letter among the Agents, the Lenders and the Borrowers.

Section 1.2 Conversion into Pubco Shares. Subject to the occurrence of the AT Conversion and the satisfaction of the conditions precedent in Article II of this Agreement, upon consummation of the Merger at the Effective Time, the AT Conversion Shares shall automatically be converted (the “Pubco Conversion”) into and become the right to receive the applicable share of the Merger Consideration under the Merger Agreement and each Lender shall be entitled to receive their “Proportionate Interest” of the “Common Merger Consideration” as a holder of “Company Common Shares” (as such terms are defined in the Merger Agreement), with such Common Merger Consideration consisting of shares of the common stock of Surviving Pubco (such shares to be received by the Lenders in the Pubco Conversion, the “Pubco Conversion Shares”). The Pubco Conversion Shares shall be delivered in the same form, at the same time and through the same means, as the Common Merger Consideration is delivered to each other holder of a Company Common Share under the Merger Agreement.

Section 1.3 Allocation Schedule. The Lenders have reviewed the preliminary Allocation Schedule (as defined in the Merger Agreement) attached to the Merger Agreement as Annex H (the “Preliminary Allocation Schedule”). Assuming the accuracy of the capitalization numbers set forth therein, the Preliminary Allocation Schedule accurately reflects the Specified Number of AT Shares to be received by the Lenders in connection with the AT Conversion and the number of Pubco Conversion Shares to be received in the Merger, in each case, based on the assumptions set forth in the Preliminary Allocation Schedule. In accordance with Section 4.06 of the Merger Agreement, the Company hereby agrees to deliver to LIVK the updated version of the Allocation Schedule contemplated by Section 4.06 of the Merger Agreement reflecting the Pubco Conversion Shares in form and substance acceptable to the Lenders that is consistent with the Preliminary Allocation Schedule not less than two (2) Business Days (as defined in the Merger Agreement) prior to the Closing Date (as defined in the Merger Agreement). If, following delivery to LIVK of the Allocation Schedule, the Closing Date is postponed for any reason, the Company hereby agrees to deliver to LIVK the updated version of the Allocation Schedule as required by Section 4.06 of the Merger Agreement reflecting the Pubco Conversion Shares in form and substance consistent with the Preliminary Allocation Schedule not less than two (2) Business Days prior to such postponed Closing Date.

Section 1.4 Shareholders Agreement. Notwithstanding anything to the contrary in Section 18.1 of the Credit Agreement, the Lenders shall not be required to enter into the Shareholders Agreement, dated February 15, 2019, among the Company and the shareholders of the Company party thereto in connection with either the AT Conversion or the Pubco Conversion.

Article 2. Conditions Precedent to Conversion

Section 2.1 Conditions Precedent. The AT Conversion and the Pubco Conversion (together, the “Conversion”) shall be subject to the satisfaction of all of the conditions in Article 10 of the Merger Agreement, other than the conditions contemplated by Section 10.01(i), 10.02(d) and 10.03(d) thereof (the “Condition Precedent”). The Condition Precedent may be waived by any Lender, with respect to its portion of the Conversion only, in writing.

Section 2.2 Notice. If any party hereto becomes aware of any fact, matter or circumstance that is reasonably likely to lead to any of the conditions in Article 10 of the Merger Agreement (other than the condition contemplated by Section 10.01(j)) being unsatisfied or incapable of waiver, that party will immediately notify the other parties thereof. The Company shall promptly notify the Lenders of the satisfaction of the conditions listed in Section 2.1.

Article 3. Covenants, Representations and Warranties of the Lenders

Each Lender hereby covenants (solely as to itself), as follows, and makes the following representations and warranties (solely as to itself), each of which is and shall be true and correct on the date hereof and on the date of the Conversion.

Section 3.1 Power and Authorization. The Lender is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the requisite power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Conversion contemplated hereby.

Section 3.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly authorized, executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and consummation of the Conversion will not violate, conflict with or result in a breach of or default under (i) the Lender’s organizational documents, (ii) any agreement or instrument to which the Lender is a party or by which the Lender or its assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Lender, except for such violations, conflicts or breaches under clauses (ii) and (iii) above that would not, individually or in the aggregate, have a material adverse effect on the financial position, results of operations or prospects of the Lender or on their performance of the obligations under this Agreement or on the consummation of the transactions contemplated hereby.

Section 3.1 Covenants, Representations and Warranties of the Company and AN Extend.

Each of the Company and AN Extend hereby covenants (solely as to itself) as follows, and makes the following representations and warranties (solely as to itself), each of which is and shall be true and correct on the date hereof and on the date of the Conversion, and all such covenants, representations and warranties shall survive the Conversion.

Section 4.1 Power and Authorization. It is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Conversion. No material consent, approval, order or authorization of, or material registration, declaration or filing (other than filings under the Securities Exchange Act of 1934, as amended) with any governmental entity is required on its part of in connection with the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.2 Valid and Enforceable Agreements; No Violations. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement and consummation of the Conversion will not violate, conflict with or result in a breach of or default under (i) its charter, bylaws or other organizational documents, (ii) any agreement or instrument to which it is a party or by which it or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to it, except for such violations, conflicts or breaches under clauses (ii) and (iii) above that would not, individually or in the aggregate, have a material adverse effect on its financial position, results of operations or prospects or on its performance of its obligations under this Agreement or on the consummation of the transactions contemplated hereby.

Section 4.3 Validity of AT Conversion Shares. The AT Conversion Shares have been duly authorized and, upon delivery (or deemed delivery) pursuant to Section 1.1 of this Agreement, will be fully paid and non-assessable and will not be subject to any preemptive, participation, rights of first refusal or other similar rights. Upon delivery (or deemed delivery) of such AT Conversion Shares pursuant to Section 1.1 of this Agreement, such AT Conversion Shares shall be free and clear of all liens created by the Company, AN Extent, Intermediate Holdings or LIVK.

Article 5. Covenants of all Parties.

Section 5.1 Reasonable Best Efforts. Each of the parties hereto shall use its commercially reasonable efforts to cause the Conversion to occur in accordance with the terms hereof.

Article 6. Lock-Up Provisions

Section 6.1 Restriction on Sale of Pubco Conversion Shares. Credit Suisse Lender hereby agrees and covenants that, it will not, during the period from the date of the Closing and ending on the earlier of (A) the date that is 180 days following the date of the Closing or (B) the date on which the closing price of shares of common stock of Surviving Pubco on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following 150 days following the date of the Closing (the “Lock-Up Period”), (i) Transfer any equity interests of Surviving Pubco (including the Pubco Conversion Shares) received or retained as consideration under the Merger Agreement, including securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Merger Agreement (collectively, the “Restricted Securities”) (a “Prohibited Transfer”). If any Prohibited Transfer is made or attempted contrary to the provisions of this Article VI, such purported Prohibited Transfer shall be null and void ab initio, and Surviving Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Article VI, Surviving Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Credit Suisse Lender until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Article VI.

Section 6.2 Permitted Transfers. Notwithstanding the provisions set forth in Section 6.1, the following Transfers of Restricted Securities during the Lock-Up Period are permitted: (i) to Surviving Pubco’s officers or directors, or any Affiliates or family members of any of Surviving Pubco’s officers or directors; (ii) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order; (v) in the case of an entity, Transfers to a stockholder, partner, member or Affiliate of such entity; (vi) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vii) transactions relating to Surviving Pubco Common Stock or other securities convertible into or exercisable or exchangeable for Surviving Pubco Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period; (viii) the exercise of any options or warrants to purchase Surviving Pubco Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (ix) Transfers to the Surviving Corporation to satisfy tax withholding obligations pursuant to the Surviving Corporation’s equity incentive plans or arrangements; (x) Transfers to the Surviving Corporation pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Surviving Corporation or forfeiture of Credit Suisse Lender’s Restricted Securities in connection with the termination of Credit Suisse Lender’s service to the Company; (xi) the entry, by Credit Suisse Lender, at any time after the Closing, of any trading plan providing for the sale of Surviving Pubco Common Stock by Credit Suisse Lender, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any Surviving Pubco Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; and (xii) transactions in the event of Surviving Pubco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the equityholders of the Surviving Company or Surviving Pubco, as applicable, having the right to exchange their equity interests of Surviving Pubco for cash, securities or other property; provided, however, that, in the case of the foregoing clauses (i) through (v), for such Transfer to be effective, the transferee must enter into a written agreement with Surviving Pubco agreeing to be bound by this Article VI.

Section 6.3 Definitions. For purposes of this Article VI, (1) “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii), (2) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the relevant person; (3) “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended; and (4) any capitalized term used in this Article VI but not defined in this Agreement shall have the meaning assigned to such term in the Merger Agreement.

Article 7. Miscellaneous

Section 7.1 Entire Agreement. This Agreement and any documents and agreements executed in connection with the Conversion embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 7.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 7.3 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or any standard form of telecommunication or e-mail shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 7.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person (as defined in the Merger Agreement), other than the parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, LIVK shall be an express intended third party beneficiary of, and may enforce, this Agreement.

Section 7.6 Termination. This Agreement shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect upon the earliest to occur of (a) upon consummation of the Conversion in accordance with the terms of this Agreement (except that the provisions of Section 6 and this Section 7 shall survive the Conversion and continue in full force and effect in accordance with their respective terms), (b) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Conversion or (c) the mutual written consent of the parties hereto. In addition, any Lender may terminate this Agreement, with respect to its portion of the Conversion only, by delivering a written notice of termination to the Company and LIVK within three Business Days of becoming aware of any modification, amendment or waiver of the Merger Agreement without such Lenders’ prior written consent that (i) decreases or changes the form of the Merger Consideration in a manner adverse to the Lenders, (ii) imposes additional conditions to the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Lenders, (iii) modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Lenders or (iv) extends or otherwise changes the Termination Date (as defined in the Merger Agreement) in a manner other than as required or permitted by the Merger Agreement. Nothing in this Section 7.6 shall relieve any party hereto from liability for any breach of this Agreement by such party prior to the termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

AGILETHOUGHT, INC.

By:	/s/ Manuel Senderos
	Name:	Manuel Senderos Fernández
	Title:	Chief Executive Officer

AN EXTEND, S.A. de C.V.

By:	/s/ Manuel Senderos
	Name:	Manuel Senderos Fernández
	Title:	Chief Executive Officer

NEXXUS CAPITAL PRIVATE EQUITY FUND VI, L.P.

By:	/s/ Roberto Langenauer Neuman
	Name:	Roberto Langenauer Neuman
	Title:	Attorney-in-fact

By:	/s/ Ana Mercedes Vidal Basagoitia
	Name:	Ana Mercedes Vidal Basagoitia
	Title:	Attorney-in-fact

BANCO NACIONAL DE MEXICO, S.A., MEMBER OF GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA, IN ITS CAPACITY AS TRUSTEE OF THE TRUST “NEXXUS CAPITAL VI” AND IDENTIFIED WITH NUMBER NO. F-173183

By:	/s/ Roberto Langenauer Neuman
	Name:	Roberto Langenauer Neuman
	Title:	Attorney-in-fact

By:	/s/ Ana Mercedes Vidal Basagoitia
	Name:	Ana Mercedes Vidal Basagoitia
	Title:	Attorney-in-fact

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARIA, COMO FIDUCIARIO DEL FIDEICOMISO IRROVOCABLE F/17937-8

By:	/s/ Andres Borrego
Name:	Andres Borrego
Title:	Attorney-in-Fact

By:	/s/ Manuel Ramos
Name:	Manuel Ramos
Title:	Managing Director